[GARDEN RIDGE LOGO]

                        OFFER TO PURCHASE FOR CASH UP TO
                      3,000,000 SHARES OF ITS COMMON STOCK
                     AT A PURCHASE PRICE OF $7.00 PER SHARE

            THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE
                  AT 5:00 P.M., EASTERN DAYLIGHT SAVINGS TIME,
         ON THURSDAY, SEPTEMBER 23, 1999, UNLESS THE OFFER IS EXTENDED.

     Garden Ridge Corporation, a Delaware corporation (the "Company"), hereby invites its stockholders to tender shares of its common stock, par value $.01 per share (the "Shares"), to the Company at $7.00 per Share, net to the seller in cash (the "Purchase Price"), as specified by tendering stockholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

     The Company will, upon the terms and subject to the conditions of the Offer, accept for payment, and thereby purchase, up to 3,000,000 Shares validly tendered and not withdrawn. All Shares acquired in the Offer will be acquired at the Purchase Price. The Company reserves the right, in its sole discretion, to purchase more than 3,000,000 Shares pursuant to the Offer. In the event more than 3,000,000 Shares are validly tendered and not withdrawn, the Company will accept for payment, and thereby purchase, Shares, other than Odd Lots, on a pro rata basis (adjusted downward to avoid acceptance for payment of fractional Shares) upon the terms and subject to the conditions of the Offer. See Section
1. Shares not purchased because of proration will be returned at the Company's expense.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. STOCKHOLDERS MUST INDIVIDUALLY MAKE THE DECISION WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS, EXECUTIVE OFFICERS OR AFFILIATES CONTROLLED BY SUCH PERSONS INTENDS TO TENDER SHARES PURSUANT TO THE OFFER.

     The Shares are traded on Nasdaq National Market ("Nasdaq") under the symbol "GRDG." On August 25, 1999, the last full trading day prior to the announcement of the Offer, the closing sales price per Share as reported on Nasdaq was $5 15/16. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See Section 7.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                    ChaseMellon Shareholder Services, L.L.C.

                      THE DEALER MANAGER FOR THE OFFER IS:

                         The Robinson-Humphrey Company

                                   IMPORTANT

     Any stockholder wishing to tender all or any part of his or her Shares should either

     (a) complete and sign a Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver such Letter of Transmittal, together with any required signature guarantee, and any other required documents to ChaseMellon Shareholder Services, L.L.C. (the "Depositary"), and either mail or deliver the certificates for such tendered Shares to the Depositary (together with any other documents required by the Letter of Transmittal) or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3, or

     (b) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder.

     Holders of Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such person if they desire to tender their Shares. Any stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary, in any case, by the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

     TO VALIDLY TENDER SHARES, STOCKHOLDERS MUST COMPLETE AND EXECUTE THE LETTER OF TRANSMITTAL.

     THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
SUMMARY..............................     ii
FACTORS THAT MAY AFFECT FUTURE
RESULTS..............................    iii
INTRODUCTION.........................      1
THE OFFER............................      3
 1.  Number of Shares; Proration.....      3
 2.  Purpose of the Offer; Certain
     Effects of the Offer............      4
 3.  Procedures for Tendering
       Shares........................      6
 4.  Withdrawal Rights...............      9
 5.  Purchase of Shares and Payment
       of Purchase Price.............     10
 6.  Certain Conditions of the
       Offer.........................     10
 7.  Price Range of Shares...........     12
 8.  Source and Amount of Funds......     12
 9.  Certain Information About the
       Company.......................     13
10.  Interest of Directors and
       Officers and Principal
       Stockholders; Transactions
       and Arrangements Concerning
       Shares........................     16
11.  Effects of the Offer on the
       Market for Shares; Registration
       Under the Exchange Act........     17
12.  Certain Legal Matters;
       Regulatory Approvals..........     17
13.  Certain United States Federal
       Income Tax Consequences.......     17
14.  Extension of the Offer;
       Termination; Amendment........     19
15.  Fees and Expenses...............     20
16.  Miscellaneous...................     20
FURTHER INFORMATION..................     21

                                    SUMMARY

     This general summary is provided for the convenience of the Company's stockholders and is qualified in its entirety by reference to the full text and more specific details of this Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be
  Purchased..........................  3,000,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn).

Purchase Price.......................  $7.00 per Share, net to the Seller in cash. All Shares acquired in the
                                       Offer will be acquired at the Purchase Price.

Conditions to the Offer..............  The Offer is subject to certain conditions. See Section 6.

How to Tender Shares.................  See Section 3. Call the Information Agent or consult your broker for assistance.

Brokerage Commissions................  Tendering stockholders who hold Shares in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions. Stockholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether the transaction costs are applicable if stockholders tender Shares through the brokers or banks and not directly to the Depositary.

Stock Transfer Tax...................  None, if payment is made to the registered holder.

Expiration and Proration Dates.......  September 23, 1999 at 5:00 p.m. Eastern Daylight Savings Time, unless extended by the Company.

Payment Date.........................  As soon as practicable after the Expiration Date, as defined in Section
                                       1.

Position of the Company and its
  Board of Directors.................  Neither the Company nor its Board of Directors makes any recommendation to any stockholder as to whether to tender or refrain from tendering
                                       Shares.

Withdrawal Rights....................  Tendered Shares may be withdrawn at any time until 5:00 p.m., Eastern
                                       Daylight Savings Time on September 23, 1999 and, unless previously purchased, after 5:00 p.m., Eastern Daylight Savings Time on October 22,
                                       1999. See Section 4.

Proration............................  In the event more than 3,000,000 Shares are validly tendered and not withdrawn, the Company will accept for payment, and thereby purchase
                                       Shares, other than Odd Lots, on a pro rata basis (adjusted downward to avoid acceptance for payment of fractional Shares).

Odd Lots.............................  There will be no proration of Shares tendered by any stockholder who owns beneficially fewer than 100 Shares on August 25, 1999 and on the
                                       Expiration Date, and who tenders all of such Shares prior to the
                                       Expiration Date and who checks the "Odd Lots" box in the Letter of
                                       Transmittal. See Section 1.

                     FACTORS THAT MAY AFFECT FUTURE RESULTS

     Certain sections in this Offer to Purchase, including the "Summary," "Introduction" and "Purpose of the Offer; Certain Effects of the Offer,"
"Source and Amount of Funds," "Effects of the Offer on the Market for Shares; Registration Under the Exchange Act" and "Certain Legal Matters; Regulatory Approvals" contain certain forward-looking statements based on management's current beliefs, estimates and assumptions concerning the operations, future results and prospects of the Company and the retail industry in general. All statements addressing operating performance, events or developments that management anticipates will occur in the future, including statements related to future revenue, profits, expenses, income and earnings per share or statements expressing general optimism about future events are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements are subject to the safe harbors created in the Exchange Act. In addition, words such as "expects," "anticipates," "intends," "plans," "believes,"
"estimates," variations of such words, and similar expressions are intended to identify forward-looking statements.

     The statements described in the preceding paragraph constitute "forward-looking statements" within the meaning of Section 21E of the Exchange Act. Because these statements are based on a number of beliefs, estimates and assumptions that could cause actual results to materially differ from those in the forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate.

     Any number of factors could affect future operations and results, including the risk factors set forth in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1999.

     Forward-looking statements are subject to the safe harbors created in the Exchange Act. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  INTRODUCTION

     Garden Ridge Corporation, a Delaware corporation (the "Company"), hereby invites its stockholders to tender shares of its common stock, par value $.01 per share (the "Shares"), to the Company at $7.00 per Share, net to the seller in cash (the "Purchase Price"), as specified by tendering stockholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

     The Company will, upon the terms and subject to the conditions of the Offer, accept for payment, and thereby purchase, up to 3,000,000 Shares validly tendered and not withdrawn. All Shares acquired in the Offer will be acquired at the Purchase Price. In the event more than 3,000,000 Shares are validly tendered and not withdrawn, the Company will accept for payment, and thereby purchase, Shares, other than Odd Lots, on a pro rata basis (adjusted downward to avoid acceptance for payment of fractional Shares) upon the terms and subject to the conditions of the Offer. See Section 1. Shares not purchased because of proration will be returned at the Company's expense to the stockholders who tendered such Shares. The Company reserves the right, in its sole discretion, to purchase more than 3,000,000 Shares pursuant to the Offer. See Section 14.

     The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See
Section 6.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. STOCKHOLDERS MUST INDIVIDUALLY MAKE THE DECISION WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS, EXECUTIVE OFFICERS OR AFFILIATES CONTROLLED BY SUCH PERSONS INTENDS TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 10.

     Upon the terms and subject to the conditions of the Offer, if at the Expiration Date more than 3,000,000 Shares (or such greater number of Shares as the Company may elect to purchase) are validly tendered and not withdrawn, the Company will accept Shares first from all Odd Lot Holders (as defined in Section
1) who validly tender, and not withdraw, all their Shares and then on a pro rata basis from all other stockholders who validly tender, and not withdraw, Shares. See Section 1.

     The Purchase Price will be paid net to the tendering stockholder in cash for all Shares purchased. Tendering stockholders who hold Shares in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company pursuant to the Offer. Stockholders holding Shares registered in the name of brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender Shares through the brokers or banks and not directly to the Depositary.

     Any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the substitute Form W-9 included as part of the Letter of Transmittal may be subject to required United States federal income tax back-up withholding of 31% of the gross proceeds payable to the tendering stockholder or other payee pursuant to the Offer. See Section 3.

     The Company will pay all fees and expenses of ChaseMellon Shareholder Services L.L.C. (the "Depositary"), ChaseMellon Consulting Services, L.L.C. (the "Information Agent") and The Robinson-Humphrey Company, LLC (the "Dealer Manager") incurred in connection with the Offer. See Section 15.

     The Board of Directors has determined that the Company's financial condition, outlook and current market conditions make this an attractive time for the Company to repurchase a significant portion of the issued and outstanding Shares. In the view of the Board of Directors, the Offer presents an opportunity to provide stockholders with a return on their investment and represents an attractive investment for the Company that should benefit the Company and its stockholders over the long term. In particular, the Board of Directors believes that the purchase of Shares at this time is consistent with the Company's long-term corporate goal of seeking to increase stockholder value.

     The Offer provides stockholders who are considering a sale of all or a portion of their Shares with the opportunity, subject to the terms and conditions of the Offer, to sell those Shares for cash without, where Shares are tendered by the registered owner thereof directly to the Depositary, the usual transaction costs associated with open market sales. In addition, the Offer may give stockholders the opportunity to sell at prices greater than market prices prevailing prior to the announcement of the Offer. The Offer also allows stockholders to sell a portion of their Shares while retaining a continuing equity interest in the Company. Stockholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company, and thus in the Company's future earnings and assets (subject to the Company's right to issue additional Shares and other equity securities in the future). In determining whether to tender Shares pursuant to the Offer, stockholders should consider the possibility that they may be able to sell their Shares in the future on Nasdaq or otherwise at a net price higher than the Purchase Price. Stockholders should also consider the possibility that, following completion of the Offer, they may not be able to sell their Shares in the future at a net price as high as the Purchase Price.

     As of the close of business on August 25, 1999, the Company had 17,100,536 issued and outstanding Shares and had granted Options to purchase an aggregate of 1,434,807 Shares. Of these Options, 853,966 are exercisable and 596,140 of these Options have an exercise price below the Purchase Price. See Section 10. The Company is not, in connection with the Offer, offering to cancel for cash any Options and tenders of Options will not be accepted. See Section 3.

     The 3,000,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 17.5% of the Shares outstanding on August 25, 1999 (approximately 16.7% assuming exercise of outstanding exercisable Options).

     The Shares are listed and traded on Nasdaq under the symbol "GRDG." On August 25, 1999, the last full trading day prior to the announcement of the Offer, the closing sales price per Share as reported on Nasdaq was $5 15/16. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See
Section 7.

                                   THE OFFER

1.  NUMBER OF SHARES; PRORATION.

     Upon the terms and subject to the conditions of the Offer, the Company will purchase 3,000,000 Shares or such lesser number of Shares as are validly tendered and not withdrawn prior to the Expiration Date (as defined below) at a price of $7.00 per Share, net to the seller in cash.

     The term "Expiration Date" means 5:00 p.m., Eastern Daylight Savings
Time, on Thursday, September 23, 1999, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 14 for a description of the Company's right to extend, delay, terminate or amend the Offer.

     The Company reserves the right, in its sole discretion, to purchase more than 3,000,000 Shares pursuant to the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase, pursuant to the Offer, an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. See Section 14. In the event of an over-subscription of the Offer, Shares tendered prior to the Expiration Date (other than Odd Lots) will be subject to proration, as described below. The proration period also expires on the Expiration Date.

     If (i) the Company changes the Purchase Price from $7.00 per Share, materially increases the Dealer Manager fee, increases the number of Shares being sought in the Offer and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of the period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14, then the Offer will be extended until the expiration of such period of ten business days.

     THE OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF SHARES. HOWEVER, THE OFFER IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

     If the number of Shares validly tendered and not withdrawn prior to the Expiration Date is less than or equal to 3,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, accept for payment and thereby purchase, all Shares so tendered at the Purchase Price. All Shares tendered and not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date. The Company reserves the right, in its sole discretion to purchase more than 3,000,000 Shares pursuant to the Offer. See Section 14.

     PRIORITY OF PURCHASES. Upon the terms and subject to the conditions of the Offer, if more than 3,000,000 Shares (or such greater number of Shares as the Company may elect to purchase) have been validly tendered, and not withdrawn, prior to the Expiration Date, the Company will accept for payment and therefore purchase validly tendered Shares on the basis set forth below:

     (a) first, all Shares validly tendered and not withdrawn prior to the Expiration Date by any Odd Lot Holder (as defined below) who:

        (1) tenders all Shares owned beneficially or of record by such Odd Lot Holder (tenders of less than all the Shares owned by such Odd Lot Holder will not qualify for this preference); and

        (2) completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

     (b) second, after the purchase of all of the foregoing Shares, all other Shares validly tendered, and not withdrawn, prior to the Expiration Date, on a pro rata basis (adjusted downward to avoid acceptance for payment of fractional Shares), as described below.

     ODD LOTS. For purposes of the Offer, the term "Odd Lots" means all Shares validly tendered prior to the Expiration Date and not withdrawn by any person (an "Odd Lot Holder") who owned beneficially or of record as of the close of business on August 25, 1999, and who continues to own beneficially or of record as of the Expiration Date, an aggregate of fewer than 100 Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. In order to qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. As set forth above, Odd Lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders by an Odd Lot Holder or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By accepting the Offer, an Odd Lot Holder who holds Shares in its name and tenders its Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discount in a sale of the holder's Shares. Any Odd Lot Holder wishing to tender all of such holder's Shares pursuant to the Offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

     The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any stockholder who tenders all Shares beneficially owned and who, as a result of proration, would then beneficially own an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase in the Offer by the number of Shares purchased through the exercise of such right.

     PRORATION. In the event that proration of tendered Shares is required, the Company will determine the proration factor as soon as practicable following the Expiration Date. Proration for each stockholder tendering Shares, other than Odd Lot Holders, will be based on the ratio of the number of Shares validly tendered and not properly withdrawn by such stockholder to the total number of Shares validly tendered and not properly withdrawn by all stockholders, other than Odd Lot Holders. Because of the difficulty in determining the number of Shares validly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 3) and not properly withdrawn, and because of the Odd Lot procedure, the Company does not expect that it will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately five business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Stockholders may obtain preliminary proration information from the Information Agent and may be able to obtain such information from their brokers.

     As described in Section 13, the number of Shares that the Company will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder's decision whether or not to tender Shares.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to stockholders who were record holders of Shares as of August 25, 1999, and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

     The Offer provides stockholders who are considering a sale of all or a portion of their Shares with the opportunity, subject to the terms and conditions of the Offer, to sell such Shares for cash without, where Shares are tendered by the registered owner directly to the Depositary, the usual transaction costs associated with open market sales. In addition, Odd Lot Holders who hold Shares in their names and tender their Shares directly to the Depositary and whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions, but also will avoid any applicable odd lot discount payable on a sale of their Shares in a transaction on Nasdaq.

     The Offer also allows stockholders to sell a portion of their Shares while retaining a continuing equity interest in the Company. Stockholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company, and thus in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future. Stockholders may be able to sell non-tendered Shares in the future on Nasdaq or otherwise, including in connection with a sale of the Company, at a net price higher than the Purchase Price. The Company can give no assurance, however, as to the price at which a stockholder may be able to sell Shares in the future. Stockholders should also consider the possibility that, following completion of the Offer, they may not be able to sell their Shares in the future at a net price as high as the Purchase Price.

     The Board of Directors has determined that the Company's financial condition, outlook and current market conditions make this an attractive time to repurchase outstanding Shares. In the view of the Board of Directors, the Offer represents an attractive investment that should benefit the Company and its stockholders over the long term by reducing the number of outstanding shares and by increasing stockholder value by making cash payments to stockholders who tender outstanding shares. In particular, the Board of Directors believes that the purchase of Shares at this time is consistent with the Company's long-term corporate goal of seeking to increase stockholder value. The funds required to complete the Offer and pay related expenses will be provided from the Company's line of credit and cash held by the Company. See Section 8.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES AND NONE HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT WITH THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS, EXECUTIVE OFFICERS OR AFFILIATES CONTROLLED BY SUCH PERSONS INTENDS TO TENDER SHARES PURSUANT TO THE OFFER. SEE
SECTION 10.

     The Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise, subject to the approval of the Board of Directors. In particular, the Board of Directors may repurchase Shares in the open market beginning after the expiration of the period of ten business days after the Expiration Date. Future purchases by the Company may be on the same terms or on terms that are more or less favorable to stockholders than the terms of the Offer. Rule 13e-4 under the Exchange Act prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company pursuant to this intention or otherwise will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

     Shares the Company acquires pursuant to the Offer will be held in the Company's treasury (unless and until the Company determines to retire any such Shares) and will be available for the Company to issue without further stockholder action (except as required by applicable law or the rules applicable to companies with shares traded on Nasdaq or any other securities exchange on which the Shares may be listed) for purposes including, but not limited to the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit plans. The Company has no current plans for the issuance of Shares repurchased pursuant to the Offer by the Company. The repurchased Shares will be authorized but unissued Shares.

     Except as disclosed in this Offer to Purchase, the Company currently has no plans or proposals that relate to or would result in: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (c) any change in the present Board of Directors or management of the Company; (d) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (e) any other material change in the Company's corporate structure or business; (f) any change in the Company's Articles of Incorporation or Code of Regulations or other actions which may impede the acquisition of control of the Company by any person; (g) a class of equity security of the Company being delisted from a national securities exchange or ceasing to be authorized for quotation in an inter-dealer quotation system of a registered national securities association;
(h) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (i) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

3.  PROCEDURES FOR TENDERING SHARES.

     VALID TENDER OF SHARES. For Shares to be validly tendered pursuant to the Offer (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), including any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received prior to 5:00 p.m., Eastern Daylight Savings Time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase, or (b) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

     ODD LOT HOLDERS WHO TENDER ALL SHARES MUST COMPLETE THE SECTION CAPTIONED "ODD LOTS" IN THE LETTER OF TRANSMITTAL AND, IF APPLICABLE, IN THE NOTICE OF GUARANTEED DELIVERY, TO QUALIFY FOR THE PREFERENTIAL TREATMENT AVAILABLE TO ODD LOT HOLDERS AS SET FORTH IN SECTION 1.

     STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS OR BANKS ARE URGED TO CONSULT THE BROKERS OR BANKS TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF STOCKHOLDERS TENDER SHARES THROUGH THE BROKERS OR BANKS AND NOT DIRECTLY TO THE DEPOSITARY.

     SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee is required if: (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company (the "Book-Entry Transfer
Facility") whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal; or (ii) the Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution"). See
Instruction 1 of the Letter of Transmittal. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of the book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT

THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     BOOK-ENTRY DELIVERY. The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the United States Internal Revenue Service (the "IRS"), unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that such number is correct. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. If the Depositary is not provided with the correct taxpayer identification number, the United States Holder (as defined in Section 13 herein) also may be subject to a penalty imposed by the IRS. If withholding results in an overpayment of taxes, a refund may be obtained. Certain "exempt recipients" (including, among others, all corporations and certain Non-United States Holders (as defined in Section 13 herein)) are not subject to these backup withholding and information reporting requirements. In order for a Non-United States Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. Such statements can be obtained from the Depositary. See Instruction 12 of the Letter of Transmittal.

     WITHHOLDING FOR NON-UNITED STATES HOLDERS. Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 31% of the gross payments payable to a Non-United States Holder or such Holder's agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-United States Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form 4224. The Depositary will determine a stockholder's status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-United States Holder meets those tests described in Section 13 that would characterize the exchange as a sale (as opposed to a dividend) or is otherwise able to establish that no tax or a reduced amount of tax is due.

     NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

     GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and the stockholder's Share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedure for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, the Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

        (a)  the tender is made by or through an Eligible Institution;

        (b) the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

        (c) the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

     RETURN OF TENDERED SHARES. If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

     COMPANY OPTION PLANS. The Company is not offering, as part of the Offer, to cancel for cash any Options outstanding under the Company's Option Plans, and tenders of Options will not be accepted. Holders of Options who wish to participate in the Offer must exercise their Options and purchase Shares subject to the Option and then tender the Shares pursuant to the Offer; provided that, any exercise of an Option and tender of Shares is in accordance with the terms of the Option Plans and the Options and is in compliance with all applicable federal and state securities laws. In no event are any Options to be delivered to the Depositary in connection with a tender of Shares hereunder. An exercise of an Option cannot be revoked even if Shares received upon the exercise and tendered in the Offer are not purchased in the Offer for any reason.

     DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. Questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company in its reasonable judgment, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder. The Company's interpretation of the terms of the Offer will be final and binding on all parties. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. None of the Company, the Dealer Manager, the Depositary or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any notice.

     TENDERING SHAREHOLDER'S REPRESENTATION AND WARRANTY; COMPANY'S ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to the Company that, among other things, (a) the stockholder has a "net long position" (as defined in Rule 14e-4 promulgated by the Commission under the Exchange Act) in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 and (b) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering both (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and conditions of the Offer.

     CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 5:00 p.m., Eastern Daylight Savings Time, on October 22, 1999 which is forty business days after the commencement of the Offer.

     For a withdrawal to be effective, a notice of withdrawal must be in written form and transmitted by mail, overnight courier, hand-delivery, telegraph, telex or facsimile and must be received in a timely manner by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding. None of the Company, the Dealer Manager, the Depositary or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor shall any of them incur liability for failure to give any notice. Withdrawals may not be rescinded and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer unless the withdrawn Shares are validly retendered prior to the Expiration Date by following one of the procedures described in Section 3.

     If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of the Company, and such

Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Date, the Company will accept for payment and thereby purchase Shares validly tendered, and not withdrawn, prior to the Expiration Date at the Purchase Price. For purposes of the Offer, the Company will be deemed to have accepted for payment, and therefore purchased, Shares that are validly tendered and not withdrawn (subject to the proration provisions of the Offer) only when and if it gives written notice to the Depositary of its acceptance of the Shares for payment pursuant to the Offer.

     Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date the Company will accept for payment and pay the Purchase Price per Share for 3,000,000 Shares (subject to increase or decrease as provided in Section 14) validly tendered, or such lesser number of Shares as are validly tendered and not withdrawn as permitted in Section 4.

     The Company will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefore with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to the tendering stockholders.

     In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately five business days after the Expiration Date. Certificates for all Shares tendered and not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the Shares) to the tendering stockholder at the Company's expense as promptly as practicable after the Expiration Date or termination of the Offer without expense to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY THE COMPANY BY REASON OF ANY DELAY IN MAKING PAYMENT. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See
Section 6.

     The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

6.  CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, the Company will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after August 25, 1999, and prior to the Expiration Date, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's reasonable judgment and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with acceptance for payment:

        (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer, or (ii) in the Company's reasonable judgment, could materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

        (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company's reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares, (iii) materially impair the contemplated benefits of the Offer to the Company, (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries, or (v) make it likely that the Shares would be delisted from trading on Nasdaq following the Offer;

        (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company's reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (v) any significant decrease in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of the Company, have a material adverse effect on the Company's business, operations or prospects or the trading in the Shares, (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof, or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on August 25, 1999;

        (d) a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person;

        (e) (i) any entity, person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Commission on or before August 25, 1999), (ii) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before the Expiration Date shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding Shares, or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities other than in connection with a transaction authorized by the Board of Directors; or

        (f) any change or changes shall have occurred in the business, financial condition, assets, income, operations, prospects or stock ownership of the Company or its subsidiaries that, in the Company's reasonable judgment, is or may have a material adverse significance to the Company or its subsidiaries.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or omission by the Company) giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time in its reasonable judgment. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding.

7.  PRICE RANGE OF SHARES.

     The Company's Common Stock is traded on the Nasdaq under the symbol "GRDG." As of August 25, 1999, there were approximately 17,100,536 holders of record of the Company's Common Stock. The following table shows the range of reported high and low closing prices per share as reported in published financial sources for the periods indicated.

                                          HIGH        LOW
                                        --------- -----------
Year Ended January 25, 1998
     First quarter...................   $ 9 15/16 $   6   1/4
     Second quarter..................    14   3/4     7   3/4
     Third quarter...................    15   7/8    11   3/4
     Fourth quarter..................    16   1/2    13   1/8
Year Ended January 31, 1999
     First quarter...................    21 15/16    14 13/16
     Second quarter..................    22   1/2    13   3/4
     Third quarter...................    14   5/8     4   7/8
     Fourth quarter..................     9  1/16     6 13/32
Year Ended January 30, 2000
     First quarter...................     7   3/4     5  1/16
     Second quarter..................     7  7/16     4   3/4
     Third quarter (through August
       25, 1999).....................     6   1/8     5   3/4

     On August 25, 1999, the last trading day prior to the announcement and commencement of the Offer, the closing per Share sales price as reported on the Nasdaq was $5 15/16. The Company has not declared or paid any cash dividends on its Common Stock. The Company currently intends to retain any earnings for use in its business and therefore does not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be made by the Board of Directors in light of the Company's earnings, financial condition, cash requirements, compliance with covenants in agreements to which the Company is or may be subject, future prospects and other factors as the Board of Directors deems relevant. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

8.  SOURCE AND AMOUNT OF FUNDS.

     Assuming that the Company purchases 3,000,000 Shares pursuant to the Offer at the specified purchase price of $7.00 per Share, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $21.3 million. The Company anticipates that the funds necessary to pay such amounts will be provided through borrowings under its $30 million unsecured line of credit with Bank of America (the "Line of Credit") and from cash held by the Company.

     The Line of Credit bears interest at an annual rate equal to the lending bank's base rate or LIBOR plus 1.50% and matures June 30, 2001. At August 25, 1999, the Company had no borrowings outstanding under its Line of Credit. A copy of the Line of Credit has been filed with the Commission as an exhibit to the Company's Schedule 13E-4 which was filed in connection with this Offer.

     The Company expects to repay indebtedness incurred under the Line of Credit as a result of the Offer through cash flow from operations and/or future borrowings.

9.  CERTAIN INFORMATION ABOUT THE COMPANY.

     The Company is a megastore retailer offering dominant assortments of products related to its central merchandise theme of decorative home accessories, seasonal products and crafts. The Company's ten complementary product categories are:

          o  floral (silk and dried flowers)  o  home accents
          o  party supplies                   o  pictures and frames
          o  housewares                       o  crafts
          o  pottery                          o  candles
          o  seasonal                         o  baskets

     The Company's strategy of clustering dominant assortments of merchandise from related categories in a single retail location differentiates the Company from traditional single category superstores. The Company believes that combining these related product categories in one store creates significant cross-merchandising opportunities which fulfill, at a single destination, most product requirements for the customer seeking decorative home accessories, seasonal products and crafts. The Company uses an everyday low pricing strategy and emphasizes customer service in its stores. The Company currently operates 32 megastores in twelve states, primarily in the southern United States.

     On August 26, 1999, the Company announced that its net sales in the fiscal 2000 second quarter increased 32% to $91,518,000 compared to $69,585,000 in the fiscal 1999 second quarter. Sales at comparable stores remained even with the same period of the prior year. Net income (loss) for the second fiscal quarter amounted to ($7,173,000), compared to $168,000 in the same period of the prior year. Net income (loss) per share for the quarter was ($0.42) compared to $0.01 for the same quarter of the prior year.

     Net sales for the first half of fiscal 2000 increased 27% to $176,053,000 compared to $138,268,000 in the same period of the prior year. Sales at comparable stores decreased 2% over the same period of the prior year. Net income (loss) for the first half of fiscal 2000 was ($7,025,000) compared to $1,213,000 in the same period of the prior year. Net income (loss) per share for the first half of fiscal 2000 was ($0.40) compared to $0.07 in the same period of the prior year.

     INCLUDED IN THE LOSS FOR THE QUARTER WERE ONE TIME PRETAX CHARGES TOTALING $10.3 MILLION ($6.6 MILLION AFTER TAX). SUCH CHARGES RELATE TO A $3.0 MILLION INVENTORY PRODUCTIVITY CHARGE AND A $750,000 CHARGE FOR THE RECRUITMENT EXPENSE OF A NEW CHIEF EXECUTIVE OFFICER. IN ADDITION, THE Company has decided to replace certain proprietary MIS systems WITH an industry standard integrated business solution. The Company recorded a PRETAX charge of $6.6 million, or $0.25 per share, in the second quarter of fiscal 2000 which represents the book value of these MIS systems at the anticipated date of conversion.

                   SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION

     HISTORICAL FINANCIAL INFORMATION. The following table presents certain summary consolidated historical financial information concerning the Company and its subsidiaries. The historical information at and for fiscal years 1998 and 1999 has been summarized from the Company's audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended January 31, 1999. The historical financial information at and for the quarter ended May 2, 1999 and April 26, 1998 has been summarized from the Company's unaudited consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended May 2, 1999. The following summary historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, such audited and unaudited consolidated financial statements and their related notes.

                                         FIFTY-TWO     FIFTY-THREE
                                        WEEK PERIOD    WEEK PERIOD
                                           ENDED          ENDED        THIRTEEN WEEK PERIOD ENDED
                                        -----------    ------------    --------------------------
                                        JANUARY 25,    JANUARY 31,      APRIL 26,
                                           1998            1999           1998        MAY 2, 1999
                                        -----------    ------------    -----------    -----------
                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SALES................................   $   304,732    $    364,742    $    68,683    $    84,535
COST OF SALES........................       195,290         232,441         44,392         53,929
                                        -----------    ------------    -----------    -----------
     Gross profit....................       109,442         132,301         24,291         30,606
OPERATING EXPENSES:
     Store operating.................        80,912         100,282         20,518         25,472
     General and administrative......        10,280          14,451          2,599          4,289
     Amortization of intangibles and
       deferred charges..............           735             599            144            149
     Preopening costs................         1,122           2,219             --            795
                                        -----------    ------------    -----------    -----------
          Total operating expenses...        93,049         117,551         23,261         30,705
                                        -----------    ------------    -----------    -----------
          Income (loss) from
          operations.................        16,393          14,750          1,030            (99)
INTEREST EXPENSE.....................           (59)            (44)           (14)           (12)
INTEREST INCOME......................         1,478           1,694            618            341
                                        -----------    ------------    -----------    -----------
     Income before income taxes......        17,812          16,400          1,634            230
INCOME TAXES.........................         6,379           5,904            589             82
                                        -----------    ------------    -----------    -----------
Net income...........................   $    11,433    $     10,496    $     1,045    $       148
                                        ===========    ============    ===========    ===========
INCOME PER COMMON AND COMMON
  EQUIVALENT SHARE:
     Net income, basic...............   $       .64    $        .58    $       .06    $       .01
                                        -----------    ------------    -----------    -----------
     Net income, diluted.............   $       .62    $        .57    $       .06    $       .01
                                        ===========    ============    ===========    ===========
WEIGHTED AVERAGE SHARES OUTSTANDING,
  BASIC..............................    17,904,447      18,062,727     17,995,156     17,639,929
                                        ===========    ============    ===========    ===========
WEIGHTED AVERAGE SHARES OUTSTANDING,
  DILUTED............................    18,472,759      18,564,776     18,625,411     17,973,707
                                        ===========    ============    ===========    ===========

                                        AT JANUARY 25,     AT JANUARY 31,     AT APRIL 26,      AT MAY 2,
                                             1998               1999              1998            1999
                                        ---------------    ---------------    -------------    -----------
SELECTED BALANCE SHEET INFORMATION:
     Working capital.................     $    77,527        $    79,481       $     78,801    $    72,746
     Total assets....................         160,212            170,524            161,571        173,030
     Current and long term debt......             200                100                200            100
     Stockholders' equity............         125,953            137,197            127,103        131,727

     PRO FORMA FINANCIAL INFORMATION. THE FOLLOWING TABLE PRESENTS CERTAIN UNAUDITED PRO FORMA SUMMARY FINANCIAL INFORMATION BASED ON HISTORICAL INFORMATION WHICH HAS BEEN ADJUSTED: (A) FOR THE REPURCHASE OF 3,000,000 SHARES AT A PRICE OF $7.00 PER SHARE AND (B) AS IF THE TRANSACTION HAD TAKEN PLACE (I) AT THE BEGINNING OF THE PERIODS PRESENTED FOR INCOME STATEMENT ITEMS AND (II) AT THE END OF THE PERIODS PRESENTED FOR BALANCE SHEET ITEMS BUT, IN EACH CASE, SUCH INFORMATION DOES NOT PURPORT TO BE INDICATIVE OF THE RESULTS WHICH WOULD ACTUALLY HAVE BEEN ACHIEVED IF THE OFFER HAD BEEN COMPLETED AS OF THE PERIODS INDICATED OR WHICH MAY BE ACHIEVED IN THE FUTURE.

     THE PRO FORMA SUMMARY FINANCIAL INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE AUDITED AND UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES SET FORTH IN THE COMPANY'S FORM 10-K FOR THE YEAR ENDED JANUARY 31, 1999 AND FORM 10-Q FOR THE QUARTER ENDED MAY 2, 1999.

                                        FIFTY-THREE WEEK PERIOD       THIRTEEN WEEK PERIOD
                                                 ENDED                       ENDED
                                       --------------------------  --------------------------
                                            JANUARY 31, 1999              MAY 2, 1999
                                       --------------------------  --------------------------
                                          ACTUAL     AS ADJUSTED      ACTUAL     AS ADJUSTED
                                       ------------  ------------  ------------  ------------
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SALES................................  $    364,742  $    364,742  $     84,535  $     84,535
COST OF SALES........................       232,441       232,441        53,929        53,929
                                       ------------  ------------  ------------  ------------
     Gross profit....................       132,301       132,301        30,606        30,606
TOTAL OPERATING......................       117,551       117,551        30,705        30,705
     Income (loss) from operations...        14,750        14,750           (99)          (99)
INTEREST EXPENSE.....................           (44)          (44)          (12)          (12)
INTEREST INCOME......................         1,694           644           341            79
                                       ------------  ------------  ------------  ------------
     Income (loss) before income
       taxes.........................        16,400        15,350           230           (32)
INCOME TAXES.........................         5,904         5,526            82           (12)
                                       ------------  ------------  ------------  ------------
     Net income (loss)...............  $     10,496  $      9,824  $        148  $        (20)
                                       ============  ============  ============  ============
INCOME PER COMMON AND COMMON
  EQUIVALENT SHARE:
     Net income, basic...............  $        .58  $        .65  $        .01  $        .00
                                       ------------  ------------  ------------  ------------
     Net income, diluted.............  $        .57  $        .63  $        .01  $        .00
                                       ------------  ------------  ------------  ------------
WEIGHTED AVERAGE SHARES OUTSTANDING,
  BASIC..............................    18,062,727    15,062,727    17,639,929    14,639,929
                                       ============  ============  ============  ============
WEIGHTED AVERAGE SHARES OUTSTANDING,
  DILUTED............................    18,564,776    15,564,776    17,973,707    14,639,929
                                       ============  ============  ============  ============

                                            JANUARY 31, 1999              MAY 2, 1999
                                       --------------------------  --------------------------
                                          ACTUAL     AS ADJUSTED      ACTUAL     AS ADJUSTED
                                       ------------  ------------  ------------  ------------
PRO FORMA SELECTED BALANCE SHEET
  INFORMATION:
     Working capital.................  $     79,481  $     57,809  $     72,746  $     51,577
     Total assets....................       170,524       148,852       173,030       151,861
     Current and long term debt......           100           100           100           100
     Stockholders equity.............       137,197       115,525       131,727       110,558

------------
(1) The pro forma selected consolidated financial information assumes 3,000,000 shares are purchased pursuant to the OFFER at $7.00 per share.

     ADDITIONAL INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (which the Company does). Reports, proxy statements and other information concerning the Company also can be inspected at the offices of the Nasdaq National Market, 1735 K Street N.W., Washington, D.C. 20006-1500, on which the Shares are listed.

10. INTEREST OF DIRECTORS AND OFFICERS AND PRINCIPAL STOCKHOLDERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

     As of the close of business on August 25, 1999, the Company had 17,100,536 issued and outstanding Shares and had granted Options to purchase an aggregate of 1,434,807 Shares. Of these Options, 853,966 are exercisable and 596,140 of these Options have an exercise price below the Purchase Price. The Company is not, in connection with the Offer, offering to cancel for cash any Options and tenders of Options will not be accepted. See Section 3.

     Each outstanding Share is entitled to one vote. The 3,000,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 17.5% of the Shares outstanding on August 25, 1999 (approximately 16.7% assuming exercise of outstanding exercisable Options).

     As of August 25, 1999, the Company's directors and executive officers as a group (14 persons) beneficially owned an aggregate of 1,839,886 Shares representing approximately 10.3% of the outstanding Shares, assuming the exercise by such persons of options that are currently exercisable or that are exercisable within 60 days.

     During the period beginning July 20, 1999 and ending July 30, 1999, the Company purchased from its stockholders an aggregate of 90,000 Shares at prices ranging from $6.00 to $6.25 per Share. On June 30, 1999, Jane Arbuthnot, the Company's Chief Financial Officer, exercised options to purchase an aggregate of 10,000 Shares at an exercise price of $.11 per Share.

     Except as set forth in this Offer to Purchase, neither the Company nor, to the best of the Company's knowledge, any of the Company's directors or executive officers, nor any affiliates of any of the foregoing, had any transactions involving the Shares during the 40 business days prior to the date hereof.

     Executive officers and directors of the Company may participate in the Offer on the same basis as the Company's other stockholders. The Company has been advised that none of its directors and executive officers intends to tender Shares pursuant to the Offer.

     Except for outstanding options to purchase shares granted to directors and executive officers and as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of stockholders. Nonetheless, the Company anticipates there will be a sufficient number of Shares outstanding and publicly traded following consummation of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of Nasdaq, the Company does not believe its purchase of Shares pursuant to the Offer will cause the Company's remaining Shares to be delisted from Nasdaq. Such a delisting of the Shares, together with the substantial decrease in the percentage of Shares held by stockholders, could result in a substantial decrease in the liquidity of the Shares, even if the Company continues to be a reporting company under the Exchange Act and continues to file the periodic reports (including annual and quarterly reports) required to be filed thereunder. If the Shares are delisted from Nasdaq, the Shares may only be able to trade in the over-the-counter market. Although prices in respect of trades may be published by the National Association of Securities Dealers, Inc. on its electronic bulletin board and "pink sheets," quotes for such shares would not be as readily available; accordingly, the Shares could trade much less frequently than the Shares traded prior to any such delisting, which could have a material adverse effect on the market value of the Shares.

     The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company believes its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

12.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     The Company is not aware of any license or regulatory permit material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it will be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 6.

13.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The following summary describes the principal United States federal income tax consequences to United States Holders (as defined below) of a sale of Shares pursuant to the Offer. Those stockholders who do not participate in the Offer should not incur any United States federal income tax liability from the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing United States Treasury Regulations promulgated thereunder, published rulings, administrative pronouncements and judicial decisions, changes to which could affect the tax consequences described herein (possibly on a retroactive basis).

     This summary addresses only Shares held as capital assets. It does not address all of the United States federal tax consequences that may be relevant to particular stockholders in light of their personal circumstances, or to certain types of stockholders (such as certain financial institutions, dealers or traders in securities or commodities, insurance companies, tax-exempt organizations or persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction or that have a functional currency other than the United States dollar). This summary may not be applicable with respect to Shares acquired as compensation (including Shares acquired upon the exercise of options or which were or are subject to forfeiture restrictions). This summary does not address the state, local or foreign tax consequences of participating in the Offer. EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES TO SUCH HOLDER OF PARTICIPATION IN THE OFFER.

     A "United States Holder" is a holder of Shares that for United States federal income tax purposes is (i) a citizen or resident of the United States,
(ii) a corporation or partnership created or organized in or under the laws of the United States or any State or division thereof (including the District of Columbia), (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control, and certain other trusts considered United States Holders for federal income tax purposes. A "Non-United States Holder" is a holder of Shares other than a United States Holder.

     A United States Holder participating in the Offer will be treated either as having sold Shares or as having received a dividend distribution from the Company. In that regard, under Section 302 of the Code, a United States Holder whose Shares are sold pursuant to the Offer will be treated as having sold Shares if the sale (i) results in a "complete termination" of all of such holder's equity interest in the Company, (ii) is a "substantially disproportionate" redemption with respect to such holder or (iii) is "not essentially equivalent to a dividend" with respect to such holder. In applying each of the Section 302 tests, a United States Holder will be treated as owning Shares actually or constructively owned by certain related individuals and entities.

     The receipt of cash by a stockholder will result in a "complete termination" of the stockholder's interest if either (i) all of the Shares that are actually and constructively owned by the stockholder are transferred pursuant to the Offer or (ii) all of the Shares actually owned by the stockholder are sold pursuant to the Offer and the stockholder is eligible to waive, and effectively waives, the attribution of the Shares constructively owned by the stockholder in accordance with the procedures described in the Code. A sale of Shares will be "substantially disproportionate" with respect to a United States Holder if the percentage of the then outstanding Shares actually and constructively owned by such holder immediately after the sale of Shares pursuant to the Offer is less than 80% of the percentage of the Shares actually and constructively owned by such holder immediately before the sale (treating Shares sold pursuant to the Offer as outstanding). A United States Holder will satisfy the "not essentially equivalent to a dividend" test if the reduction in such holder's proportionate interest in the Company constitutes a "meaningful reduction" given such holder's particular facts and circumstances. The IRS has concluded in a published ruling that even a minor reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs constitutes such a "meaningful reduction."

     If a United States Holder is treated as having sold Shares, such holder will recognize capital gain or loss equal to the difference between the amount of cash received and such holder's adjusted tax basis in the Shares sold to the Company. In the case of an individual United States Holder whose holding period for such Shares exceeds one year, the maximum marginal United States federal income tax rate of 20% applicable to such gain will be lower than the maximum marginal United States federal income tax rate applicable to ordinary income of 39.6%.

     If a United States Holder who participates in the Offer is not treated as having sold Shares, such holder will be treated as receiving a dividend to the extent of such holder's ratable share of the Company's earnings and profits. Such a dividend will be includible in the United States Holder's gross income as ordinary income without reduction for the adjusted tax basis of the Shares sold. In such event, the United States Holder's adjusted tax basis in its Shares sold in the Offer generally will be added to such holder's adjusted tax basis in the remaining Shares. A dividend received by a corporate United States Holder may be
(i) eligible for a dividends-received deduction (subject to applicable limitations) and (ii) subject to the "extraordinary dividend" provisions of the Code. To the extent, if any, that the cash received by a United States Holder exceeds the Company's earnings and profits, it will be treated first as a tax-free return of such

United States Holder's tax basis in the Shares and thereafter as capital gain. See Section 3 with respect to the application of United States federal income tax withholding to payments made to Non-United States Holders and the backup withholding tax requirements.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS, AND OF CERTAIN FEDERAL TAX LAWS.

14.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder's Shares. The Company also expressly reserves the right, in its reasonable discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its reasonable discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Daylight Savings Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i)(a) the Company increases or decreases the price to be paid for Shares, (b) materially increases the Dealer Manager fee, (c) increases the number of Shares being sought in the Offer and, in the event of an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares, or (d) decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given in the manner specified in this Section 14, the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or

Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern Daylight Savings Time.

15.  FEES AND EXPENSES.

     The Company has retained The Robinson-Humphrey Company, LLC as Dealer Manager in connection with the Offer. The Dealer Manager will receive CUSTOMARY COMPENSATION FOR ITS SERVICES. The Company will also reimburse the Dealer Manager for its out-of-pocket expenses relating to the Offer, including fees and expenses of counsel. The Company has agreed to indemnify the Dealer MANAGER against certain liabilities under the federal securities laws.

     The Company has retained ChaseMellon Shareholder Services, L.L.C. and CHASEMELLON CONSULTING SERVICES, L.L.C. (TOGETHER "ChaseMellon") to act as the Information Agent and the Depositary respectively, in connection with the Offer. ChaseMellon may contact stockholders by mail, telephone, telex, telegraph and personal interview, and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. ChaseMellon will receive reasonable and customary compensation for their services. The Company will also reimburse ChaseMellon for out-of-pocket expenses, including reasonable attorneys' fees, and has agreed to indemnify the Information Agent against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

     NONE OF THE INFORMATION AGENT, THE DEPOSITARY AND THE DEALER MANAGER HAS BEEN RETAINED TO MAKE SOLICITATIONS OR RECOMMENDATIONS IN CONNECTION WITH THE OFFER.

     No fees or commissions will be payable by the Company to brokers, dealers or other persons (other than fees to the Dealer Manager as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender Shares through such brokers or banks and not directly to the Depositary. The Company, however, upon request through the Dealer Manager or the Information Agent, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Dealer Manager or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 6 in the Letter of Transmittal.

16.  MISCELLANEOUS.

     The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Company cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

                              FURTHER INFORMATION

     THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

     Pursuant to Rule 13e-4 of the General Rules and Regulations of the Commission under the Exchange Act, the Company has filed with the Commission a
Schedule 13E-4 that contains additional information with respect to the Offer. Such Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning the Company.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY OR THE DEALER MANAGER IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER.

                            GARDEN RIDGE CORPORATION

                                August 26, 1999

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for the Shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:


                                        THE DEPOSITARY FOR THE OFFER IS:
                                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.
              BY MAIL:                               BY HAND:                       BY OVERNIGHT DELIVERY:
      Reorganization Department             Reorganization Department             Reorganization Department
            P.O. Box 3301                          120 Broadway                       85 Challenger Road
     South Hackensack, NJ 07606                     13th Floor                         Mail Drop-Reorg.
                                                New York, NY 10271                Ridgefield Park, NJ 07660
                                            BY FACSIMILE TRANSMISSION:
                                                  (201) 296-4293
                                         (For Eligible Institutions Only)
                                         CONFIRM FACSIMILE BY TELEPHONE:
                                                 (201) 296-4860

                                     THE INFORMATION AGENT FOR THE OFFER IS:
                                     CHASEMELLON CONSULTING SERVICES, L.L.C.
                                              450 West 33rd Street
                                                   14th Floor
                                               New York, NY 10001
       BANKS OR BROKERS CALL: (212) 273-8083                 FOR INFORMATION CALL TOLLFREE: (877) 698-6865

                                      THE DEALER MANAGER FOR THE OFFER IS:
                                          THE ROBINSON-HUMPHREY COMPANY
                                            3333 Peachtree Road, N.E.
                                             Atlanta, Georgia 30326

     Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the above address and phone number. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.